EXHIBIT 11




   STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
   ------------------------------------------------
       (in thousands, except per share amounts)


                                   Three Months Ended
                                        March 31
                                   ------------------
                                     2000      1999
                                   ------------------

Net income                         $ 10,318  $ 12,622
                                   ==================

Average common shares outstanding    47,092    47,327

Common stock equivalents (1)            159       243
                                   ------------------

Diluted shares outstanding           47,251    47,570
                                   ==================

Basic earnings per share           $    .22  $    .27
                                   ==================

Diluted earnings per share         $    .22  $    .27
                                   ==================





(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.